***FOR IMMEDIATE RELEASE***

For: ZIONS BANCORPORATION	Contact: James Abbott
One South Main, 15th Floor	Tel: (801) 844-7637
Salt Lake City, Utah	January 25, 2016
Harris H. Simmons
Chairman/Chief Executive Officer

ZIONS BANCORPORATION REPORTS FOURTH QUARTER
AND ANNUAL 2015 FINANCIAL RESULTS

SALT LAKE CITY, January 25, 2016 – Zions Bancorporation (NASDAQ: ZION) (“Zions” or “the Company”) today reported net earnings applicable to common shareholders for the fourth quarter of 2015 of $88.2 million, or $0.43 per diluted common share, compared to net earnings applicable to common shareholders of $84.2 million, or $0.41 per diluted common share, for the third quarter of 2015 and $66.8 million, or $0.33 per diluted common share, for the fourth quarter of 2014.

Annual net earnings applicable to common shareholders for 2015 was $246.6 million, or $1.20 per diluted common share, compared to $326.6 million, or $1.68 per diluted common share, for 2014. During the second quarter of 2015, the Company sold the remaining portfolio of its collateralized debt obligation (“CDO”) securities and recognized a one-time pretax loss of approximately $137 million, or $0.42 after-tax per diluted common share. Excluding the loss, net earnings applicable to common shareholders for 2015 was $331.5 million, or $1.62 per diluted common share.

Fourth Quarter 2015 Highlights

•
The net interest margin increased to 3.23% from 3.11% in the prior quarter, while net interest income increased to $449 million in the fourth quarter of 2015 from $425 million in the third quarter of 2015. Adjusted for recoveries of interest income, the net interest margin was 3.18% in the fourth quarter of 2015. The increase in net interest margin was primarily driven by a change in the mix of interest-earning assets and the maturity of high cost long-term debt. The mix of interest-earning assets changed as cash held in money market investments was transitioned to term investment securities.

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January 25, 2016

•
The Company achieved positive operating leverage in the fourth quarter and met its goals to keep adjusted noninterest expense below $1.6 billion for the year and the efficiency ratio less than 70% during the second half of 2015. Total adjusted noninterest expense was $403 million during the fourth quarter of 2015 and $1,581 million for 2015. The Company’s efficiency ratio for the fourth quarter of 2015 was 69.8% compared to 69.3% in the third quarter of 2015, resulting in an efficiency ratio of 69.6% for the second half of 2015. The Company is committed to maintaining adjusted noninterest expense below $1.6 billion and achieving an efficiency ratio of less than 66% in 2016. Details of the adjusted noninterest expense and efficiency ratio calculation can be found later in this press release.

•
Credit quality remained in line with expectations, with deterioration in energy-related loans and continued strength in other loans. When compared to the prior quarter, classified loans increased 3%, nonperforming assets declined 4%, and the allowance for credit losses increased slightly due to energy-related loans. The Company recorded a provision for loan losses of $22.7 million, primarily related to the energy portfolio, during the fourth quarter of 2015 compared to $18.3 million during the third quarter of 2015. Excluding energy-related loans, the Company experienced a net recovery of $11 million in the fourth quarter of 2015, compared to a net charge-off of $14 million in the third quarter of 2015.

•
Net charge-offs for energy-related loans were $24 million during the fourth quarter of 2015 compared to $17 million during the third quarter of 2015. The Company increased the allowance for credit losses on its energy portfolio to greater than 5% of oil and gas-related loans due to the duration and amount of the decline in energy prices.

•
Excluding the strategic reduction in energy-related loans, net loans and leases increased $728 million, or 2.0% (8.0% on an annualized basis based on fourth quarter growth) during the quarter, compared to $176 million during the prior quarter calculated on the same basis.

•	The Company successfully completed the merger of its seven subsidiary banks to a single national bank charter on December 31, 2015.

Harris H. Simmons, Chairman and CEO of Zions Bancorporation, stated, “We were encouraged with the relatively strong improvement in net interest income, and when combined with the expected benefit from the December interest rate increase, we expect to see continued expansion in the net interest margin in 2016. Despite some headwinds in loan growth, particularly due to energy-related loan reductions, we experienced improvement in loan growth in the fourth quarter relative to the prior quarter.” Mr. Simmons continued, “Credit quality trends, when taken as a whole, remain strong and Zions’ credit performance ratios are among the strongest in the industry. As expected, credit quality for the energy portfolio deteriorated, although we are pleased with the relatively limited energy net charge-offs during the quarter, and the relatively strong pay-downs and payoffs of energy-related loans in the quarter. We boosted the reserve level in the fourth quarter due to the recent additional weakness in energy

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January 25, 2016

commodity prices, but we expect that our loan losses from this portfolio should be manageable.” Mr. Simmons concluded, “Finally, we are encouraged with the successful achievement of our financial goals for the second half of 2015 announced in early June, and expect to continue to make progress toward achieving our 2016 and 2017 targets. In addition to achieving our expense goals, during 2015 we substantially strengthened our balance sheet through the liquidation of our remaining CDO portfolio, completed the consolidation of our bank charters as part of an effort to simplify our structure, and made strong progress on technology initiatives that will provide us with a modern, streamlined and fully integrated core operating platform.”

Loans
Net loans and leases held for investment increased $536 million, or 1.3% (approximately 5% on an annualized basis based on fourth quarter growth) to $40.6 billion at December 31, 2015 from $40.1 billion at September 30, 2015. Excluding the strategic reduction in energy-related loans, net loans and leases increased $728 million, or 2.0% (8.0% on an annualized basis based on fourth quarter growth) during the quarter, compared to $176 million during the prior quarter calculated on the same basis. The increase in loans was primarily related to commercial and industrial and consumer loans across the Company’s geographic footprint.

Average loans and leases held for investment of $40.3 billion during the fourth quarter of 2015 increased slightly from $40.0 billion during the third quarter of 2015. Unfunded lending commitments were $18.1 billion at December 31, 2015, compared to $18.0 billion at September 30, 2015.

Energy-Related Exposure
The overall performance of the energy-related loan portfolio has been substantially consistent with the Company’s initial communications in late 2014, which concluded that credit quality deterioration was expected throughout 2016 due to declining energy prices. During the fourth quarter of 2015, energy-related loans declined $192 million, or 6%, primarily as a result of payoffs and pay-downs; further attrition during the next several quarters is likely.

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January 25, 2016

The following table presents the distribution of energy-related loans by customer market segment:

ENERGY-RELATED EXPOSURE[1]		% of total oil and gas related		% of total oil and gas related				% of total oil and gas related
(In millions)	December 31, 2015		September 30, 2015		$ change	% change	June 30, 2015

Loans and leases
Oil and gas-related:
Upstream	$817	31%	$924	33%	$(107)	(12)%	$954	33%
Midstream	621	23%	626	22%	(5)	(1)%	589	20%
Downstream	127	5%	124	5%	3	2%	131	5%
Other non-services	44	2%	55	2%	(11)	(20)%	75	3%
Oilfield services	784	30%	825	29%	(41)	(5)%	879	30%
Energy service manufacturing	229	9%	251	9%	(22)	(9)%	255	9%
Total oil and gas related	2,622	100%	2,805	100%	(183)	(7)%	2,883	100%
Alternative energy	205		214		(9)	(4)%	222
Total loans and leases	2,827		3,019		(192)	(6)%	3,105
Unfunded lending commitments	2,164		2,364		(200)	(8)%	2,403
Total credit exposure	$4,991		$5,383		$(392)	(7)%	$5,508

Private equity investments	$13		$17		$(4)	(24)%	$18

Credit quality measures of oil and gas
Criticized loan ratio	30.3%	23.2%	20.3%
Classified loan ratio	19.7%	15.7%	11.3%
Nonperforming loan ratio	2.5%	3.0%	2.3%
Net charge-off ratio, annualized	3.7%	2.4%	—%

[1]
Because many borrowers operate in multiple businesses, judgment has been applied in characterizing a borrower as energy-related, including a particular segment of energy-related activity, e.g., upstream or downstream.

Consistent with management’s expectations, the majority of loan downgrades in the fourth quarter of 2015 reflected deterioration in the financial condition of oilfield services companies, and to a lesser degree a small number of downgrades in the upstream portfolio. As a result of the fall redetermination of exploration and production energy-related loan borrowing bases, the borrowing base for total exploration and production commitments, including new commitments, declined approximately 9% since the spring 2015 redetermination. Energy-related loan net charge-offs were $24 million in the fourth quarter of 2015 and were predominantly in the energy services portfolio, compared to $17 million in the third quarter. The Company has a substantial allowance for credit losses for the portfolio of greater than 5% of oil and gas related loans.

Asset Quality
Despite the deterioration in the energy portfolio in the fourth quarter of 2015, the credit quality of the overall loan portfolio was generally strong. Nonperforming assets declined 4% to $357 million at December 31, 2015 from $372 million at September 30, 2015. Classified loans increased 3% to $1.37 billion at December 31, 2015 from $1.32 billion at September 30, 2015. The ratio of nonperforming assets to loans and leases and other real estate owned declined to 0.87% at December 31, 2015, compared to 0.92% at September 30, 2015. Excluding energy-related

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January 25, 2016

loans, the ratio of nonperforming assets was stable compared to the prior quarter, at 0.76%. The allowance for credit losses increased to $681 million, which was 1.68% of loans and leases at December 31, 2015, compared to $678 million, or 1.69% of loans and leases at September 30, 2015.

Total net charge-offs were $13 million in the fourth quarter of 2015, or an annualized 0.13% of average loans, compared to $31 million, or an annualized 0.31% of average loans, in the third quarter of 2015. Excluding energy-related charge-offs, the Company experienced net recoveries of $11 million. The Company provided $22.7 million for loan losses during the fourth quarter of 2015, compared to $18.3 million during the third quarter of 2015, largely reflective of continued weakness in the energy sector.

Deposits
Total deposits increased to a record $50.4 billion at December 31, 2015, compared to $48.9 billion at September 30, 2015, as a result of increases in commercial client balances. Average total deposits increased $1.1 billion to $50.0 billion for the fourth quarter of 2015, compared to $48.9 billion for the third quarter of 2015. Average noninterest bearing deposits increased $796 million to $22.4 billion for the fourth quarter of 2015, compared to $21.6 billion for the third quarter of 2015, and were 45% of average total deposits.

Debt and Shareholders’ Equity
On November 16, 2015, the Company redeemed at maturity approximately $124 million par amount of 5.5% subordinated and convertible notes. The total effective cost of this debt was approximately 14% during 2015; the higher effective cost was due to the amortization of debt discount. The Company recognized $2.3 million of interest expense on this debt in the fourth quarter of 2015 prior to its redemption.

On November 17, 2015 the Company completed a tender offer to purchase $176 million of its Series I preferred stock for an aggregate cash payment of $180 million. Assuming no further tender offers, the preferred dividends for 2016 are expected to be $11.7 million in the first and third quarters and $15.1 million in the second and fourth quarters, respectively. However, the Company’s 2015 capital plan, which runs through the second quarter of 2016, allows for an additional use of up to $120 million of cash for preferred stock redemptions.

Tangible book value per common share increased to $27.63 at December 31, 2015, compared to $27.42 at September 30, 2015.

The estimated Basel III common equity tier 1 (“CET1”) capital ratio was 12.20% at December 31, 2015, compared to 12.16% at September 30, 2015. The fully phased-in ratio was not substantially different.

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Net Interest Income
Net interest income increased to $449 million in the fourth quarter of 2015 from $425 million in the third quarter of 2015. The net interest margin increased to 3.23% in the fourth quarter of 2015, compared to 3.11% in the third quarter of 2015. The increase in net interest margin was primarily driven by a change in the mix of interest-earning assets, as cash held in money market investments was transitioned to term investment securities. Additionally, the net interest margin benefited from recoveries on previously charged off commercial loans, and high cost long-term debt that matured in the third and fourth quarters. Recoveries on commercial loans had a positive impact of $8 million, equaling 5 basis points benefit to the net interest margin for the quarter. Yields on new loan production increased slightly from the prior quarter, and pricing in medium and larger-sized loans seems to have firmed, while some modest pressure remains on the pricing of small business loans.

Noninterest Income
Noninterest income from customer-related fees in the fourth quarter of 2015 was stable compared to the prior quarter and increased approximately 4% from the prior year period. Most of the year-over-year increase was due to an increase in treasury management fees, credit card and interchange fees, and interest rate swap management fees. Total noninterest income for the fourth quarter of 2015 was $124 million, compared to $131 million for the third quarter of 2015; however, the primary reason for the decline in noninterest income was primarily due write-downs on private equity investments reflected in the dividends and other investment income line.

Noninterest Expense
Noninterest expense for the fourth quarter of 2015 was $403 million, compared to $396 million for the third quarter of 2015, and $423 million for the fourth quarter of 2014. These results reflect our commitment to and achievement of our efficiency ratio and noninterest expense goals for 2015. The increase in total noninterest expense was primarily due to payments related to the loss-sharing agreement with the FDIC, an increase in the accrual for legal-related matters, and fees paid to managers of the Company’s Small Business Investment Company (“SBIC”) investments. The fees were related to a successful IPO for a particular portfolio investment. These increases in noninterest expense were partially offset by a decline in salaries and employee benefits and a negative provision for unfunded lending commitments. The negative provision for unfunded lending commitments was primarily due to the resolution of a letter of credit, which was not energy-related, that has carried a specific reserve for several quarters due to the troubled nature of the borrower.

As previously mentioned, the Company made meaningful progress with its corporate restructuring and cost initiatives during the quarter. At year-end 2015 the Company had achieved approximately 50% of its 2017 goal to achieve gross pre-tax cost savings of $120 million from operational expense initiatives. Adjusted noninterest expense for 2015 was $1,581 million, down approximately 2%, compared to $1,611 million for 2014.

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Income Taxes
The Company’s effective tax rate for the fourth quarter of 2015 was 30.5%, which is lower than the effective tax rate for the prior year fourth quarter of 34.8%. The decrease was primarily due to a higher level of tax credits generated during 2015 due in part to the Company’s continued investment in technology upgrades.

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January 25, 2016

Supplemental Presentation and Conference Call
Zions has posted a supplemental presentation to its website, which will be used to discuss these fourth quarter results at 5:30 p.m. ET this afternoon (January 25, 2016). Media representatives, analysts, investors, and the public are invited to join this discussion by calling 253-237-1247 (domestic and international) and entering the passcode 19851960, or via on-demand webcast. A link to the webcast will be available on the Zions Bancorporation website at zionsbancorporation.com. The webcast of the conference call will also be archived and available for 30 days.

About Zions Bancorporation
Zions Bancorporation is one of the nation’s premier financial services companies with total assets of approximately $60 billion. Zions operates under local management teams and unique brands in 11 western and southwestern states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington, and Wyoming. The company is a national leader in Small Business Administration lending and public finance advisory services, and is a consistent top recipient of numerous Greenwich Excellence awards in banking. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to local banking brands can be accessed at zionsbancorporation.com.

Forward-Looking Information
Statements in this press release that are based on other than historical data or that express the Company’s expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts or intentions regarding future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this press release. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include the actual amount and duration of declines in the price of oil and gas, our ability to meet our efficiency and noninterest expense goals, as well as other factors discussed in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (http://www.sec.gov).
Except as required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

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FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended
(In thousands, except share, per share, and ratio data)	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
BALANCE SHEET
Loans and leases, net of allowance	$40,043,494	$39,516,683	$39,414,609	$39,560,101	$39,458,995
Total assets	59,669,525	58,410,927	58,365,459	57,555,931	57,208,874
Deposits	50,374,091	48,920,147	48,937,124	48,123,360	47,848,075
Total shareholders’ equity	7,507,519	7,638,095	7,530,175	7,454,298	7,369,530

STATEMENT OF INCOME
Net interest income	$448,833	$425,377	$423,704	$417,346	$430,430
Taxable-equivalent net interest income	453,780	429,782	428,015	421,581	434,789
Provision for loan losses	22,701	18,262	566	(1,494)	11,587
Total noninterest income	124,064	130,813	421	121,822	129,396
Total noninterest expense	402,776	396,149	404,100	397,461	422,666
Net earnings (loss) applicable to common shareholders	88,197	84,238	(1,100)	75,279	66,761

PER COMMON SHARE
Net earnings (loss) per diluted common share	$0.43	$0.41	$(0.01)	$0.37	$0.33
Dividends	0.06	0.06	0.06	0.04	0.04
Book value per common share [1]	32.67	32.47	32.03	31.74	31.35
Tangible book value per common share [1]	27.63	27.42	26.95	26.64	26.23

SELECTED RATIOS
Return on average assets	0.68%	0.69%	0.10%	0.66%	0.57%
Return on average common equity	5.17%	5.02%	(0.07)%	4.77%	4.06%
Tangible return on average tangible common equity	6.20%	6.05%	0.03%	5.80%	4.95%
Net interest margin	3.23%	3.11%	3.18%	3.22%	3.25%
Efficiency ratio	69.8%	69.3%	71.4%	72.1%	74.1%
Effective tax rate	30.5%	28.8%	28.3%	35.7%	34.8%
Ratio of nonperforming assets to loans and leases and other real estate owned	0.87%	0.92%	0.96%	0.99%	0.81%
Annualized ratio of net loan and lease charge-offs to average loans	0.13%	0.31%	0.11%	(0.17)%	0.17%
Ratio of total allowance for credit losses to loans and leases outstanding [1]	1.68%	1.69%	1.72%	1.75%	1.71%

Capital Ratios [1]
Tangible common equity ratio	9.63%	9.76%	9.58%	9.58%	9.48%
Basel III: [2]
Common equity tier 1 capital	12.20%	12.16%	12.00%	11.76%
Tier 1 leverage	11.26%	11.63%	11.65%	11.75%
Tier 1 risk-based capital	14.06%	14.41%	14.26%	13.93%
Total risk-based capital	16.10%	16.46%	16.32%	15.97%
Basel I:
Tier 1 common equity					11.92%
Tier 1 leverage					11.82%
Tier 1 risk-based capital					14.47%
Total risk-based capital					16.27%

Weighted average common and common-equivalent shares outstanding	204,276,930	204,154,880	202,887,762	202,944,209	203,277,500
Common shares outstanding [1]	204,417,093	204,278,594	203,740,914	203,192,991	203,014,903

[1]	At period end.

[2]	Basel III capital ratios became effective January 1, 2015 and are based on a 2015 phase-in.

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CONSOLIDATED BALANCE SHEETS

(In thousands, except shares)	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
Cash and due from banks	$798,319	$602,694	$758,238	$720,858	$841,942
Money market investments:
Interest-bearing deposits	6,108,124	6,558,678	7,661,311	6,791,762	7,178,097
Federal funds sold and security resell agreements	619,758	1,325,501	1,404,246	1,519,352	1,386,291
Investment securities:
Held-to-maturity, at adjusted cost (approximate fair value $552,088, $553,088, $578,327, $602,355, and $677,196)	545,648	544,168	570,869	590,950	647,252
Available-for-sale, at fair value	7,643,116	6,000,011	4,652,415	4,450,502	3,844,248
Trading account, at fair value	48,168	73,521	74,519	71,392	70,601
	8,236,932	6,617,700	5,297,803	5,112,844	4,562,101

Loans held for sale	149,880	139,122	152,448	128,946	132,504

Loans and leases, net of unearned income and fees	40,649,542	40,113,123	40,023,984	40,180,114	40,063,658
Less allowance for loan losses	606,048	596,440	609,375	620,013	604,663
Loans, net of allowance	40,043,494	39,516,683	39,414,609	39,560,101	39,458,995

Other noninterest-bearing investments	848,144	851,225	863,443	870,125	865,950
Premises and equipment, net	905,462	873,800	856,577	844,900	829,809
Goodwill	1,014,129	1,014,129	1,014,129	1,014,129	1,014,129
Core deposit and other intangibles	16,272	18,546	20,843	23,162	25,520
Other real estate owned	7,092	12,799	13,269	17,256	18,916
Other assets	921,919	880,050	908,543	952,496	894,620
	$59,669,525	$58,410,927	$58,365,459	$57,555,931	$57,208,874

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$22,276,664	$21,572,022	$21,557,584	$20,854,630	$20,529,124
Interest-bearing:
Savings and money market	25,672,356	24,690,359	24,744,288	24,540,927	24,583,636
Time	2,130,680	2,216,206	2,263,146	2,344,818	2,406,924
Foreign	294,391	441,560	372,106	382,985	328,391
	50,374,091	48,920,147	48,937,124	48,123,360	47,848,075

Federal funds and other short-term borrowings	346,987	272,391	227,124	203,597	244,223
Long-term debt	817,348	944,752	1,050,938	1,089,321	1,092,282
Reserve for unfunded lending commitments	74,838	81,389	79,961	82,287	81,076
Other liabilities	548,742	554,153	540,137	603,068	573,688
Total liabilities	52,162,006	50,772,832	50,835,284	50,101,633	49,839,344

Shareholders’ equity:
Preferred stock, without par value, authorized 4,400,000 shares	828,490	1,004,159	1,004,032	1,004,032	1,004,011
Common stock, without par value; authorized 350,000,000 shares; issued and outstanding 204,417,093, 204,278,594, 203,740,914, 203,192,991, and 203,014,903 shares	4,766,731	4,756,288	4,738,272	4,728,556	4,723,855
Retained earnings	1,966,910	1,894,623	1,823,043	1,836,619	1,769,705
Accumulated other comprehensive income (loss)	(54,612)	(16,975)	(35,172)	(114,909)	(128,041)
Total shareholders’ equity	7,507,519	7,638,095	7,530,175	7,454,298	7,369,530
	$59,669,525	$58,410,927	$58,365,459	$57,555,931	$57,208,874

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January 25, 2016

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
(In thousands, except per share amounts)	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Interest income:
Interest and fees on loans	$429,842	$419,981	$420,642	$415,755	$431,084
Interest on money market investments	6,144	6,018	5,785	5,218	5,913
Interest on securities	37,573	30,231	28,809	27,473	24,963
Total interest income	473,559	456,230	455,236	448,446	461,960
Interest expense:
Interest on deposits	12,377	12,542	12,321	12,104	12,548
Interest on short- and long-term borrowings	12,349	18,311	19,211	18,996	18,982
Total interest expense	24,726	30,853	31,532	31,100	31,530
Net interest income	448,833	425,377	423,704	417,346	430,430
Provision for loan losses	22,701	18,262	566	(1,494)	11,587
Net interest income after provision for loan losses	426,132	407,115	423,138	418,840	418,843

Noninterest income:
Service charges and fees on deposit accounts	42,445	43,196	41,616	41,194	42,224
Other service charges, commissions and fees	54,758	52,837	51,705	47,486	50,130
Wealth management income	7,953	7,496	8,160	7,615	8,078
Loan sales and servicing income	6,915	7,728	8,382	7,706	7,134
Capital markets and foreign exchange	6,255	6,624	7,275	5,501	6,266
Dividends and other investment income	2,986	8,449	9,343	9,372	16,479
Fair value and nonhedge derivative income (loss)	688	(1,555)	1,844	(1,088)	(961)
Equity securities gains, net	53	3,630	4,839	3,353	9,606
Fixed income securities losses, net	(7)	(53)	(138,436)	(239)	(11,620)
Other	2,018	2,461	5,693	922	2,060
Total noninterest income	124,064	130,813	421	121,822	129,396

Noninterest expense:
Salaries and employee benefits	236,037	242,023	251,133	243,519	238,731
Occupancy, net	30,618	29,477	30,095	29,339	29,962
Furniture, equipment and software	31,820	30,416	31,247	29,713	30,858
Other real estate expense	(536)	(40)	(445)	374	(3,467)
Credit-related expense	7,582	6,914	8,106	5,939	7,518
Provision for unfunded lending commitments	(6,551)	1,428	(2,326)	1,211	1,699
Professional and legal services	13,129	12,699	13,110	11,483	26,257
Advertising	5,692	6,136	6,511	6,975	5,805
FDIC premiums	9,194	8,500	8,609	8,119	8,031
Amortization of core deposit and other intangibles	2,273	2,298	2,318	2,358	2,640
Debt extinguishment cost	135	—	2,395	—	—
Other	73,383	56,298	53,347	58,431	74,632
Total noninterest expense	402,776	396,149	404,100	397,461	422,666
Income before income taxes	147,420	141,779	19,459	143,201	125,573
Income taxes	44,933	40,780	5,499	51,176	43,759
Net income	102,487	100,999	13,960	92,025	81,814
Preferred stock dividends	(14,290)	(16,761)	(15,060)	(16,746)	(15,053)
Net earnings (loss) applicable to common shareholders	$88,197	$84,238	$(1,100)	$75,279	$66,761

Weighted average common shares outstanding during the period:
Basic shares	203,884	203,668	202,888	202,603	202,783
Diluted shares	204,277	204,155	202,888	202,944	203,278
Net earnings (loss) per common share:
Basic	$0.43	$0.41	$(0.01)	$0.37	$0.33
Diluted	0.43	0.41	(0.01)	0.37	0.33

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ZIONS BANCORPORATION
Press Release – Page 12
January 25, 2016

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
(In thousands, except per share amounts)	2015	2014	2013
	(Unaudited)
Interest income:
Interest and fees on loans	$1,686,220	$1,729,652	$1,814,631
Interest on money market investments	23,165	21,414	23,363
Interest on securities	124,086	101,936	103,442
Total interest income	1,833,471	1,853,002	1,941,436

Interest expense:
Interest on deposits	49,344	49,736	58,913
Interest on short- and long-term borrowings	68,867	123,262	186,164
Total interest expense	118,211	172,998	245,077

Net interest income	1,715,260	1,680,004	1,696,359
Provision for loan losses	40,035	(98,082)	(87,136)
Net interest income after provision for loan losses	1,675,225	1,778,086	1,783,495

Noninterest income:
Service charges and fees on deposit accounts	168,451	168,291	171,036
Other service charges, commissions and fees	206,786	193,978	183,961
Wealth management income	31,224	30,573	29,913
Loan sales and servicing income	30,731	29,154	38,113
Capital markets and foreign exchange	25,655	22,584	28,051
Dividends and other investment income	30,150	43,662	46,062
Fair value and nonhedge derivative loss	(111)	(11,390)	(18,152)
Equity securities gains, net	11,875	13,471	8,520
Fixed income securities gains (losses), net	(138,735)	10,419	(2,898)
Impairment losses on investment securities:
Impairment losses on investment securities	—	(27)	(188,606)
Noncredit-related losses on securities not expected to be sold (recognized in other comprehensive income)	—	—	23,472
Net impairment losses on investment securities	—	(27)	(165,134)
Other	11,094	7,914	17,904
Total noninterest income	377,120	508,629	337,376

Noninterest expense:
Salaries and employee benefits	972,712	956,411	912,902
Occupancy, net	119,529	115,701	112,303
Furniture, equipment and software	123,196	115,312	106,629
Other real estate expense	(647)	(1,251)	1,712
Credit related expense	28,541	28,134	33,795
Provision for unfunded lending commitments	(6,238)	(8,629)	(17,104)
Professional and legal services	50,421	66,011	67,968
Advertising	25,314	25,100	23,362
FDIC premiums	34,422	32,174	38,019
Amortization of core deposit and other intangibles	9,247	10,923	14,375
Debt extinguishment cost	2,530	44,422	120,192
Other	241,459	280,984	300,286
Total noninterest expense	1,600,486	1,665,292	1,714,439

Income before income taxes	451,859	621,423	406,432
Income taxes	142,388	222,961	142,977
Net income	309,471	398,462	263,455
Net loss applicable to noncontrolling interests	—	—	(336)
Net income applicable to controlling interest	309,471	398,462	263,791
Preferred stock dividends	(62,857)	(71,894)	(95,512)
Preferred stock redemption	—	—	125,700
Net earnings applicable to common shareholders	$246,614	$326,568	$293,979

Weighted average common shares outstanding during the year:
Basic shares	203,265	192,207	183,844
Diluted shares	203,698	192,789	184,297

Net earnings per common share:
Basic	$1.20	$1.68	$1.58
Diluted	1.20	1.68	1.58

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ZIONS BANCORPORATION
Press Release – Page 13
January 25, 2016

Loan Balances Held for Investment by Portfolio Type
(Unaudited)

(In millions)	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Commercial:
Commercial and industrial	$13,211	$13,035	$13,111	$13,264	$13,163
Leasing	442	427	402	407	409
Owner occupied	7,150	7,141	7,277	7,310	7,351
Municipal	676	600	589	555	521
Total commercial	21,479	21,203	21,379	21,536	21,444

Commercial real estate:
Construction and land development	1,900	2,214	2,062	2,045	1,986
Term	8,456	8,089	8,058	8,088	8,127
Total commercial real estate	10,356	10,303	10,120	10,133	10,113

Consumer:
Home equity credit line	2,417	2,347	2,348	2,315	2,321
1-4 family residential	5,382	5,269	5,194	5,213	5,201
Construction and other consumer real estate	385	370	372	373	371
Bankcard and other revolving plans	444	428	409	407	401
Other	187	193	202	203	213
Total consumer	8,815	8,607	8,525	8,511	8,507
Total loans	$40,650	$40,113	$40,024	$40,180	$40,064

Nonperforming Assets
(Unaudited)

(Amounts in thousands)	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014

Nonaccrual loans	$349,860	$359,272	$372,830	$382,066	$306,648
Other real estate owned	7,092	12,799	13,269	17,256	18,916
Total nonperforming assets	$356,952	$372,071	$386,099	$399,322	$325,564

Ratio of nonperforming assets to loans[1] and leases and other real estate owned	0.87%	0.92%	0.96%	0.99%	0.81%

Accruing loans past due 90 days or more	$32,024	$34,857	$27,204	$31,552	$29,228
Ratio of accruing loans past due 90 days or more to loans[1] and leases	0.08%	0.09%	0.07%	0.08%	0.07%

Nonaccrual loans and accruing loans past due 90 days or more	$381,884	$394,129	$400,034	$413,618	$335,876
Ratio of nonaccrual loans and accruing loans past due 90 days or more to loans[1] and leases	0.94%	0.98%	1.00%	1.03%	0.84%

Accruing loans past due 30-89 days	$121,732	$118,361	$124,955	$97,242	$86,488

Restructured loans included in nonaccrual loans	103,004	108,387	118,358	110,364	97,779
Restructured loans on accrual	194,084	178,136	180,146	199,065	245,550

Classified loans	1,368,022	1,322,924	1,292,980	1,268,746	1,146,865

1 Includes loans held for sale.

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ZIONS BANCORPORATION
Press Release – Page 14
January 25, 2016

Allowance for Credit Losses
(Unaudited)

	Three Months Ended
(Amounts in thousands)	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Allowance for Loan Losses
Balance at beginning of period	$596,440	$609,375	$620,013	$604,663	$610,277
Add:
Provision for losses	22,701	18,262	566	(1,494)	11,587
Adjustment for FDIC-supported/PCI loans	5	—	38	(38)	(19)
Deduct:
Gross loan and lease charge-offs	(45,334)	(42,359)	(31,048)	(20,188)	(35,544)
Recoveries	32,236	11,162	19,806	37,070	18,362
Net loan and lease (charge-offs) recoveries	(13,098)	(31,197)	(11,242)	16,882	(17,182)
Balance at end of period	$606,048	$596,440	$609,375	$620,013	$604,663

Ratio of allowance for loan losses to loans and leases, at period end	1.49%	1.49%	1.52%	1.54%	1.51%

Ratio of allowance for loan losses to nonperforming loans, at period end	173.23%	166.01%	163.45%	162.28%	197.18%

Annualized ratio of net loan and lease charge-offs to average loans	0.13%	0.31%	0.11%	(0.17)%	0.17%

Reserve for Unfunded Lending Commitments
Balance at beginning of period	$81,389	$79,961	$82,287	$81,076	$79,377
Provision charged (credited) to earnings	(6,551)	1,428	(2,326)	1,211	1,699
Balance at end of period	$74,838	$81,389	$79,961	$82,287	$81,076

Total Allowance for Credit Losses
Allowance for loan losses	$606,048	$596,440	$609,375	$620,013	$604,663
Reserve for unfunded lending commitments	74,838	81,389	79,961	82,287	81,076
Total allowance for credit losses	$680,886	$677,829	$689,336	$702,300	$685,739

Ratio of total allowance for credit losses to loans and leases outstanding, at period end	1.68%	1.69%	1.72%	1.75%	1.71%

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ZIONS BANCORPORATION
Press Release – Page 15
January 25, 2016

Nonaccrual Loans by Portfolio Type
(Unaudited)

(In millions)	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014

Commercial:
Commercial and industrial	164	167	165	163	106
Leasing	4	—	—	—	—
Owner occupied	74	77	89	98	87
Municipal	1	1	1	1	1
Total commercial	243	245	255	262	194

Commercial real estate:
Construction and land development	7	15	20	22	24
Term	40	39	44	38	25
Total commercial real estate	47	54	64	60	49

Consumer:
Home equity credit line	8	10	9	10	12
1-4 family residential	50	48	43	48	50
Construction and other consumer real estate	1	1	1	2	2
Bankcard and other revolving plans	1	1	1	—	—
Other	—	—	—	—	—
Total consumer	60	60	54	60	64
Total nonaccrual loans	$350	$359	$373	$382	$307

Net Charge-Offs by Portfolio Type
(Unaudited)

	Three Months Ended
(In millions)	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Commercial:
Commercial and industrial	$18	$30	$13	$(5)	$18
Leasing	—	—	—	—	—
Owner occupied	—	3	(3)	—	—
Municipal	—	—	—	—	—
Total commercial	18	33	10	(5)	18

Commercial real estate:
Construction and land development	(2)	(2)	(1)	(3)	(1)
Term	(4)	(1)	2	(10)	(1)
Total commercial real estate	(6)	(3)	1	(13)	(2)

Consumer:
Home equity credit line	(1)	1	—	(1)	—
1-4 family residential	1	—	—	1	1
Construction and other consumer real estate	(1)	(1)	—	—	—
Bankcard and other revolving plans	2	—	1	1	—
Other	—	1	(1)	—	—
Total consumer loans	1	1	—	1	1
Total net charge-offs (recoveries)	$13	$31	$11	$(17)	$17

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ZIONS BANCORPORATION
Press Release – Page 16
January 25, 2016

CONSOLIDATED AVERAGE BALANCE SHEETS, YIELDS AND RATES
(Unaudited)

	Three Months Ended
	December 31, 2015		September 30, 2015		June 30, 2015
(In thousands)	Average balance	Average yield/rate	Average balance	Average yield/rate	Average balance	Average yield/rate
ASSETS
Money market investments	$7,801,628	0.31%	$8,775,823	0.27%	$8,414,602	0.28%
Securities:
Held-to-maturity	556,676	5.06%	553,615	5.07%	583,349	5.06%
Available-for-sale	6,770,548	1.88%	5,254,986	1.85%	4,585,760	1.99%
Trading account	62,372	3.57%	47,235	3.74%	76,706	3.19%
Total securities	7,389,596	2.13%	5,855,836	2.17%	5,245,815	2.35%

Loans held for sale	148,245	3.69%	131,113	3.70%	115,377	3.48%
Loans [1]:
Commercial	21,287,497	4.30%	21,289,641	4.15%	21,527,723	4.22%
Commercial real estate	10,363,813	4.42%	10,170,539	4.47%	10,089,092	4.47%
Consumer	8,695,500	3.88%	8,565,075	3.90%	8,514,519	3.91%
Total loans	40,346,810	4.24%	40,025,255	4.18%	40,131,334	4.22%
Total interest-earning assets	55,686,279	3.41%	54,788,027	3.34%	53,907,128	3.42%
Cash and due from banks	652,201		583,936		591,347
Allowance for loan losses	(595,058)		(602,677)		(621,348)
Goodwill	1,014,129		1,014,129		1,014,129
Core deposit and other intangibles	17,453		19,726		22,135
Other assets	2,691,163		2,602,639		2,564,121
Total assets	$59,466,167		$58,405,780		$57,477,512

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Savings and money market	$25,058,336	0.15%	$24,676,897	0.16%	$24,514,516	0.16%
Time	2,183,936	0.44%	2,242,064	0.43%	2,300,593	0.43%
Foreign	395,810	0.24%	441,670	0.18%	325,640	0.14%
Total interest-bearing deposits	27,638,082	0.18%	27,360,631	0.18%	27,140,749	0.18%
Borrowed funds:
Federal funds and other short-term borrowings	294,666	0.14%	211,322	0.14%	214,287	0.14%
Long-term debt	878,373	5.53%	1,033,818	7.00%	1,081,785	7.10%
Total borrowed funds	1,173,039	4.18%	1,245,140	5.83%	1,296,072	5.95%
Total interest-bearing liabilities	28,811,121	0.34%	28,605,771	0.43%	28,436,821	0.44%
Noninterest-bearing deposits	22,354,766		21,558,557		20,984,073
Other liabilities	614,398		581,880		559,722
Total liabilities	51,780,285		50,746,208		49,980,616
Shareholders’ equity:
Preferred equity	920,145		1,004,059		1,004,031
Common equity	6,765,737		6,655,513		6,492,865
Total shareholders’ equity	7,685,882		7,659,572		7,496,896
Total liabilities and shareholders’ equity	$59,466,167		$58,405,780		$57,477,512

Spread on average interest-bearing funds		3.07%		2.91%		2.98%

Net yield on interest-earning assets		3.23%		3.11%		3.18%
1 Net of unearned income and fees, net of related costs. Loans include nonaccrual and restructured loans.

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ZIONS BANCORPORATION
Press Release – Page 17
January 25, 2016

GAAP to Non-GAAP Reconciliations
(Unaudited)

(In thousands, except per share amounts)		December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Tangible Book Value per Common Share

Total shareholders’ equity (GAAP)		$7,507,519	$7,638,095	$7,530,175	$7,454,298	$7,369,530
Preferred stock		(828,490)	(1,004,159)	(1,004,032)	(1,004,032)	(1,004,011)
Goodwill		(1,014,129)	(1,014,129)	(1,014,129)	(1,014,129)	(1,014,129)
Core deposit and other intangibles		(16,272)	(18,546)	(20,843)	(23,162)	(25,520)
Tangible common equity (non-GAAP)	(a)	$5,648,628	$5,601,261	$5,491,171	$5,412,975	$5,325,870

Common shares outstanding	(b)	204,417	204,279	203,741	203,193	203,015

Tangible book value per common share (non-GAAP)	(a/b)	$27.63	$27.42	$26.95	$26.64	$26.23

		Three Months Ended
(Dollar amounts in thousands)		December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Tangible Return on Average Tangible Common Equity

Net earnings (loss) applicable to common shareholders (GAAP)		$88,197	$84,238	$(1,100)	$75,279	$66,761

Adjustments, net of tax:
Amortization of core deposit and other intangibles		1,446	1,461	1,472	1,496	1,676
Net earnings applicable to common shareholders, excluding the effects of the adjustments, net of tax (non-GAAP)	(a)	$89,643	$85,699	$372	$76,775	$68,437

Average common equity (GAAP)		$6,765,737	$6,655,513	$6,492,865	$6,405,305	$6,521,187
Average goodwill		(1,014,129)	(1,014,129)	(1,014,129)	(1,014,129)	(1,014,129)
Average core deposit and other intangibles		(17,453)	(19,726)	(22,135)	(24,355)	(26,848)
Average tangible common equity (non-GAAP)	(b)	$5,734,155	$5,621,658	$5,456,601	$5,366,821	$5,480,210

Number of days in quarter	(c)	92	92	91	90	92
Number of days in year	(d)	365	365	365	365	365

Tangible return on average tangible common equity (non-GAAP)	(a/b/c*d)	6.20%	6.05%	0.03%	5.80%	4.95%

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ZIONS BANCORPORATION
Press Release – Page 18
January 25, 2016

		Three Months Ended
(Dollar amounts in thousands)		December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Efficiency Ratio

Noninterest expense (GAAP)	(a)	$402,776	$396,149	$404,100	$397,461	$422,666
Adjustments:
Severance costs		3,581	3,464	1,707	2,253	1,747
Other real estate expense		(536)	(40)	(445)	374	(3,467)
Provision for unfunded lending commitments		(6,551)	1,428	(2,326)	1,211	1,699
Debt extinguishment cost		135	—	2,395	—	—
Amortization of core deposit and other intangibles		2,273	2,298	2,318	2,358	2,640
Restructuring costs		777	1,630	679	766	—
Total adjustments		(321)	8,780	4,328	6,962	2,619

Add-back of adjustments	(b)	321	(8,780)	(4,328)	(6,962)	(2,619)
Adjusted noninterest expense (non-GAAP)	(a+b)=(c)	$403,097	$387,369	$399,772	$390,499	$420,047

Taxable-equivalent net interest income (GAAP)	(d)	$453,780	$429,782	$428,015	$421,581	$434,789
Noninterest income (GAAP)	(e)	124,064	130,813	421	121,822	129,396
Adjustments:
Fair value and nonhedge derivative income (loss)		688	(1,555)	1,844	(1,088)	(961)
Equity securities gains, net		53	3,630	4,839	3,353	9,606
Fixed income securities losses, net		(7)	(53)	(138,436)	(239)	(11,620)
Total adjustments		734	2,022	(131,753)	2,026	(2,975)

Add-back of adjustments	(f)	(734)	(2,022)	131,753	(2,026)	2,975
Adjusted taxable-equivalent revenue (non-GAAP)	(d+e+f)=(g)	$577,110	$558,573	$560,189	$541,377	$567,160

Efficiency ratio	(c/g)	69.8%	69.3%	71.4%	72.1%	74.1%

This press release presents the non-GAAP financial measures previously shown. The adjustments to reconcile from the applicable GAAP financial measures to the non-GAAP financial measures are included where applicable in financial results presented in accordance with GAAP. The Company considers these adjustments to be relevant to ongoing operating results.

The Company believes that excluding the amounts associated with these adjustments to present the non-GAAP financial measures provides a meaningful base for period-to-period and company-to-company comparisons, which will assist regulators, investors, and analysts in analyzing the operating results or financial position of the Company and in predicting future performance. These non-GAAP financial measures are used by management to assess the performance of the Company’s business or its financial position for evaluating bank reporting segment performance, for presentations of Company performance to investors, and for other reasons as may be requested by investors and analysts. The Company further believes that presenting these non-GAAP financial measures will permit investors and analysts to assess the performance of the Company on the same basis as that applied by management.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although non-GAAP financial measures are frequently used by stakeholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.

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